Exhibit 99.1

CONTACT:

Investors

PondelWilkinson Inc.

Laurie Berman

310-279-5962

lberman@pondel.com

RENTRAK REPORTS FISCAL 2008 FOURTH QUARTER

AND YEAR-END FINANCIAL RESULTS

Linear TV Measurement Trials Surpass 2 Million Set Top Boxes

PORTLAND, Ore. (June 10, 2008) — Rentrak Corp. (NASDAQ: RENT) today announced financial results for the fiscal fourth quarter and full year ended March 31, 2008.

Fiscal 2008 Fourth Quarter Results

Consolidated revenues totaled $22.3 million in the fourth quarter of fiscal 2008, compared with $28.1 million in the year-ago period.

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Revenues in the company’s Advanced Media Information (AMI) segment grew 29.0 percent to $2.8 million from $2.2 million in the fourth quarter of fiscal 2007 and increased five percent from $2.7 million in the third quarter of fiscal 2008. The increases primarily reflect incremental revenues generated from new and existing customers of the company’s Essentials Suite™ of media measurement services. The AMI segment represented approximately 13 percent of consolidated revenues and contributed approximately 28 percent of consolidated gross margin dollars in the fourth quarter of fiscal 2008.

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Revenues in the company’s Pay-Per-Transaction® (PPT) segment totaled $19.5 million, compared with $25.9 million in last year’s comparable quarter and $21.2 million in the third quarter of fiscal 2008. The declines primarily reflect lower volumes of units shipped and fewer rental transactions during the quarter, in part as the result of the previously announced loss of the company’s former fifth and sixth largest product suppliers.

Selling and administrative expenses totaled $6.6 million, or 29.8 percent of revenues, in the fourth quarter of fiscal 2008, compared with $6.9 million, or 24.7 percent of revenues, during last year’s fiscal fourth quarter. Operating income was $1.6 million in the fourth quarter of fiscal 2008, versus $2.3 million in the same period last year.

Net income was $1.7 million, or $0.15 per diluted share in the fourth quarter of fiscal 2008, compared with $1.6 million, or $0.14 per diluted share, in last year’s comparable period. Fiscal 2008 fourth quarter net income included favorable tax adjustments of approximately $560,000, or $0.05 per diluted share, primarily the result of cumulative tax research and experimentation credits available to Rentrak, related mostly to internally developed software for the company’s Essentials multimedia measurement services.

Rentrak Reports Fiscal 2008 Fourth Quarter and Year-End Financial Results

Fiscal 2008 Full-Year Results

Consolidated revenues totaled $93.2 million in fiscal 2008, compared with $105.7 million last year.

•	AMI segment revenues grew 32.7 percent to $10.4 million in fiscal 2008, from $7.8 million in fiscal 2007.
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PPT segment revenues were $82.8 million in fiscal 2008, compared with $97.9 million in fiscal 2007, in part as the result of the previously announced loss of the company’s former fifth and sixth largest product suppliers during fiscal 2007.

Selling and administrative expenses totaled $25.7 million, or 27.6% of revenues, compared with $25.2 million, or 23.8% of revenues, in fiscal 2007. The increase in selling and administrative expenses is primarily due to continued, planned investments in the development of Rentrak’s Essentials Suite of media measurement services. Operating income was $5.6 million in fiscal 2008, compared with $8.3 million in fiscal 2007.

Net income was $4.6 million, or $0.41 per diluted share, in fiscal 2008, compared with $5.9 million, or $0.53 per diluted share, in fiscal 2007.

Rentrak had cash, cash equivalents and marketable securities of $31.8 million at March 31, 2008, compared with $33.5 million at March 31, 2007. The company generated $3.1 million in cash from operating activities in fiscal 2008 versus $5.9 million in fiscal 2007.

“Our fiscal 2008 financial results were in line with our expectations,” said Rentrak Chairman and Chief Executive Officer, Paul Rosenbaum. “We generated the cash flows necessary to strategically invest in future growth opportunities, continued operating our businesses in an efficient manner and completed the year in a very strong financial position.”

Recent Operating Highlights

•	AMI division continued substantial growth trend;
•	Inked multi-year video on demand (VOD) measurement agreement with Cox Communications, the third-largest cable television company in the United States;
•	Expanded VOD capabilities outside the U.S. with the addition of Rogers Cable in Canada;
•	Now providing aggregated, census-level on demand television data for all of the major MSOs in the cable industry;
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Amassed 100 percent on demand measurement market penetration, processing data representing 54 million set-top boxes from 28 MSOs and used by more than 100 content provider partners every day to help them make advertising and programming decisions critical to their businesses;

•	On track for commercial launch of linear TV measurement product, TV Essentials™, in the first quarter of calendar 2009;
•	Linear TV measurement trials surpass 2 million set top boxes;
•	Identifying additional revenue streams through the development of video measurement applications for broadband and mobile; and
•	Well positioned to provide independent third party measurement system for dynamic advertising through Ad Essentials product.

“We remain confident in Rentrak’s ability to meet the evolving needs of the entertainment industry and are well positioned to drive increasing value to all of our stakeholders through continued innovation, hard work and determination,” concluded Rosenbaum.

Rentrak Reports Fiscal 2008 Fourth Quarter and Year-End Financial Results

Conference Call

Rentrak has scheduled a conference call for 2 p.m. (PDT) June 10, 2008 to discuss the company’s fourth quarter and full year financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 866-271-0675 from the U.S. or Canada, or 617-213-8892 from international locations, passcode 94846109. This call is being webcast and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through June 10, 2009. An audio replay of the conference call is available through midnight June 17 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 68731859.

About Rentrak Corporation

Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail and advertising industries. The company's near-term focus centers on its Entertainment Essentials™ suite of services that is redefining measurement in the digital media era. Available by subscription, each Entertainment Essentials service provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies allowing executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak's corporate Web site at www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments, the company’s development efforts pertaining to new media measurement services and the timing of the commercial launch of those services; and anticipated customer acceptance of the company’s new media measurement services; and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2007 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

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(Financial Tables Follow)

Rentrak Reports Fiscal 2008 Fourth Quarter and Year-End Financial Results

Rentrak Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$26,862	$11,351
Marketable securities	4,986	22,105
Accounts receivable, net of allowances for doubtful accounts of $572 and $596	15,032	19,577
Note receivable	396	385
Advances to program suppliers, net of program supplier reserves of $17 and $23	95	166
Taxes receivable and prepaid taxes	1,455	32
Deferred income tax assets	253	77
Other current assets	1,296	574
Total Current Assets	50,375	54,267

Property and Equipment, net of accumulated depreciation of $7,731 and $6,325	6,145	5,097
Other Assets	629	652
Total Assets	$57,149	$60,016

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,768	$13,707
Accrued liabilities	671	455
Deferred rent, current portion	90	90
Accrued compensation	930	1,631
Deferred revenue	873	460
Total Current Liabilities	9,332	16,343

Deferred Rent, long-term portion	989	1,050
Deferred Income Tax Liabilities	226	333
Taxes payable, long term	1,965	—
Notes Payable	965	955
Total Liabilities	13,477	18,681

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding: 10,605 and 10,724	11	11
Capital in excess of par value	47,189	48,155
Accumulated other comprehensive income	170	132
Accumulated deficit	(3,698)	(6,963)
Total Stockholders’ Equity	43,672	41,335
Total Liabilities and Stockholders’ Equity	$57,149	$60,016

Rentrak Reports Fiscal 2008 Fourth Quarter and Year-End Financial Results

Rentrak Corporation and Subsidiaries

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2008	2007	2008	2007
Revenue	$22,298	$28,112	$93,188	$105,721
Cost of Sales	13,987	18,883	61,814	72,242
Gross Margin	8,311	9,229	31,374	33,479

Selling and administrative	6,647	6,949	25,683	25,188
Asset impairment	85	—	85	—
	6,732	6,949	25,768	25,188

Income from operations	1,579	2,280	5,606	8,291

Other income (expense):
Interest income	301	406	1,517	1,521
Interest expense	(3)	(2)	(10)	(7)
Other income	144	—	144	—
	442	404	1,651	1,514

Income before income taxes	2,021	2,684	7,257	9,805
Provision for income taxes	332	1,109	2,663	3,918
Net income	$1,689	$1,575	$4,594	$5,887

Basic net income per share	$0.16	$0.15	$0.43	$0.55

Diluted net income per share	$0.15	$0.14	$0.41	$0.53

Shares used in per share calculations:
Basic	10,684	10,662	10,728	10,632
Diluted	11,110	11,243	11,227	11,170